Exhibit 10.1
Data: 13, 06.2008
CONFIDENTIAL
Global Warming Solutions, Inc and VEGA S.r.L
Letter of Intent
This letter is intended to set forth a letter of intent by Global Warming Solutions, Inc. (“GWSO”), an Oklahoma corporation, and VEGA Ltd. company (“VEGA”), an Italian corporation.
     1. Overall Structure. Our goal is to establish a joint venture through formation of a new entity (“Alpha”) to be jointly owned by GWSO and VEGA Our initial belief as to the overall structure and purpose of the venture is set forth in the attached Term Sheet, which would need to be properly documented in definitive agreements.
     2. Negotiations. We agree to negotiate to determine if the joint venture will be appropriate for the parties. You agree to not negotiate or enter into or continue discussions with any other person or company or solicit or encourage, directly or indirectly, or furnish information to any other person or company, with respect to a similar business arrangement, during the 6 months (180) days following the date this letter is accepted by you.
     3. Confidentiality of Negotiations. The parties shall use best efforts to maintain at all times as confidential information the fact that you or we have executed this letter, the terms of this letter and the existence and content of any negotiations between us except that both parties may (i) inform advisors, counsel, and employees with a need to know as each party deems necessary, and (ii) make appropriate disclosures if required by applicable securities laws.
     4. Governing Law. This letter shall be governed by the substantive laws of the Slate of Oklahoma.
     5. Entirety. This letter constitutes the entire understanding and agreement between the parties hereto and their affiliates with respect to its subject matter and supersedes all prior or contemporaneous agreements, representations, warranties and understandings of such parties (whether oral or written). No promise, inducement, representation or agreement, other than as expressly set forth herein, has been made to or by the parties hereto. This letter and its exhibit hereto may be amended only by written agreement, signed by the parties to be bound by the amendment. Parol evidence and extrinsic evidence shall be inadmissible to show agreement by and between such parties to any term or condition contrary to or in addition to the terms and conditions contained in this letter and its exhibit.
     6. Construction. This letter shall be construed according to its fair meaning and not strictly for or against either party. This letter does not, and is not intended to, impose any binding obligations on the parties, except as provided in Section 2 and 3 above.
If the terms and conditions of this letter are acceptable, please sign and return to us a copy of this letter so that we can move forward with our discussions.
Global Warming Solutions, Inc.
Global Warming Solutions, Inc.

By: /s/ Vladimir Vasilenko
Title: President CEO
VEGA S.r.l.

/s/ Settimio G
By: Settimio G;
Title: President & CEO